Exhibit 99.1

IFF Reports Second Quarter 2013 Like-for-Like Sales Growth of 8% and Adjusted EPS of $1.14 per Diluted Share

Local Currency Sales Increase 6%; Reported Sales Increase 5%

Adjusted Operating Profit Margins Expand 90 basis points to 19.2%

NEW YORK--(BUSINESS WIRE)--August 6, 2013--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Results

  Reported net sales for the second quarter totaled $757.6 million, an increase of 5% from $721.3 million in the second quarter of 2012. Excluding the impact of foreign currency, local currency sales increased 6%. Like-for-like sales, which excludes the impact of foreign currency and the exit of low-margin sales activities in Flavors, increased 8%.
  Reported EPS for the second quarter totaled $1.24 per diluted share compared with $1.08 per diluted share in the prior year second quarter, an increase of 15%.
  Adjusted EPS, which excludes a $16.1 million gain on the sale of a non-operating asset, as well as a $2.9 million restructuring charge related to the Fragrance Ingredients rationalization, increased 6% to $1.14 per diluted share in the second quarter, up from a reported and adjusted $1.08 per diluted share in the second quarter of 2012.

Please see the information and schedules at the end of this release for reconciliations of GAAP to non-GAAP financial metrics.

Management Commentary

Doug Tough, Chairman and Chief Executive Officer of IFF said, “IFF achieved strong operating results this quarter, with both business units achieving double-digit growth in segment profit, due to the continued disciplined execution of our strategy. By focusing on expanding our geographic reach, strengthening our innovation platform and maximizing the value of our portfolio, we achieved strong top-line growth and margin expansion. Our profitability metrics, including gross profit margin, adjusted operating profit margin and adjusted net income margin, were all ahead of the prior year figures.”

Mr. Tough continued, “Our operating performance was partially offset by foreign exchange losses on working capital, resulting in adjusted EPS growth of 6%. When combined with our growth in the first quarter of 2013, our adjusted EPS for the first half of the year increased 12% over the prior year comparable figure.”

Mr. Tough continued, “Looking at our top line results, local currency sales growth of 6% reflects double-digit growth in the emerging markets - which grew at twice the rate of the developed markets, as well as a high level of new wins in both businesses, resulting from our strong culture of innovation. On a like-for-like basis, total consolidated sales growth of 8% was a result of 8% growth in Fragrance and 8% growth in Flavors, and demonstrates our ability to provide customers with value-added innovative products. This strong broad-based volume growth, when combined with a stronger mix of business, moderating input costs and ongoing implementation of our cost-containment initiatives, resulted in continued margin progression.”

Mr. Tough concluded, “Looking forward, we expect to be able to deliver continued momentum in the second half of the year, noting that we are entering into a more challenging period on a comparable basis. We are optimistic about our ability to deliver local currency sales, adjusted operating profit and EPS growth for the full year in line with our long term financial targets.”

Second Quarter 2013 Operating Highlights

  Local currency sales in the emerging markets accounted for 49% of total company sales in the second quarter and delivered growth of 10%.
  Gross profit, as a percent of sales, was 44.1% compared with 41.8% in the prior year. The 230 basis point gross margin improvement was due to modest declines in raw material costs, a strong level of innovations leading to new wins, an improved mix of business reflecting both new wins and the exit of low-margin sales activities in Flavors, and ongoing cost reduction efforts in Fragrances.
  Research, selling and administrative (RSA) expenses, as a percent of sales, increased 150 basis points to 25.0% compared with 23.5% in the second quarter of 2012. The RSA increase this quarter reflects higher incentive compensation costs as well as R&D costs associated with our biotechnology program for Fragrances.
  Adjusted operating profit increased 10% or $13.2 million to $145.5 million from $132.3 million. The improvement in the adjusted operating profit was due to strong sales growth combined with gross margin expansion, offset in part by higher incentive compensation accruals. Adjusted operating profit margin increased 90 basis points to 19.2% from 18.3% in the prior year.
  The effective tax rate for the quarter was 27.3% compared with 27.7% in the prior year quarter. Excluding the tax charge related to the $16.1 million gain on the sale of a non-operating asset, net of a tax benefit related to restructuring costs, the adjusted effective tax rate was 26.5%, or 120 basis points below the prior year adjusted effective tax rate of 27.7%. The prior year rate reflects increased provisions related to Spanish withholding taxes, and other provision adjustments for uncertain tax positions. The decrease in the adjusted effective tax rate was primarily driven by the absence of these items as well as the benefit associated with the U.S. tax legislation enacted in the first quarter of 2013.

Subsequent Events

  On July 30, the Board of Directors of IFF authorized a quarterly dividend of $0.39 per share of the Company’s common stock, an increase of $0.05 or 15% from the current quarterly dividend of $0.34 per share. The quarterly dividend will be distributed October 10, 2013 to shareholders of record at the close of business on September 26, 2013. Including this authorization, in the last three years IFF’s quarterly dividend payment will have grown by a compound annual growth rate of 13%. IFF is committed to a disciplined return of capital to shareholders.

Fragrances Business Unit

  Reported sales increased 7% to $383.6 million, compared with $359.9 million in the second quarter of 2012. Excluding the impact of foreign currency, local currency sales increased 8%.
  Fragrance Compounds achieved local currency sales growth of 10% in the second quarter, more than offsetting a 1% decline in Fragrance Ingredients this quarter.
  Within Fragrance Compounds, our Fine and Beauty Care category had local currency sales growth of 13%, driven by double-digit growth in Latin America, North America and EAME. Functional Fragrances had local currency sales growth of 7%, led by double-digit growth in Latin America and Greater Asia and solid growth in EAME. This marks the 20th consecutive quarter of growth in Functional Fragrances, due to a strong level of new wins as a result of our three-pillar strategy.
  The emerging markets represented 52% of Fragrances Compounds sales this quarter. Within Fragrance Compounds, the emerging markets grew double digits in the second quarter over the prior year quarter, reflecting broad-based geographic and category growth. The developed markets, which represented 48% of Fragrances Compounds sales, also had strong growth.
  Gross margins in our Fragrances business unit increased over the prior year quarter, primarily due to the modest declines in raw material costs, a strong level of new wins, an improved mix of business and ongoing cost reduction efforts.
  Fragrances segment profit increased 13% to $71.9 million in the second quarter of 2013, up from $63.6 million in the second quarter of 2012. The segment profit improvement is the result of volume growth from new wins as well as low erosion on the base business, combined with gross margin improvements and ongoing cost discipline. The segment profit margin increased 100 basis points to 18.7% from 17.7%.

Flavors Business Unit

  Reported sales increased 4% to $374.0 million, compared with $361.4 million in the second quarter of 2012. Excluding the impact of foreign currency, local currency sales increased 5%.
  On a like-for-like (LFL) basis, which excludes the impact of foreign currency and the exit of low-margin sales activities, sales increased 8% in the quarter, driven by strong new wins.
  Flavors experienced broad-based growth across both the emerging and developed markets. The emerging markets had double-digit LFL growth. On a regional basis, North America and Latin America delivered LFL double-digit growth of 11%, while Greater Asia and EAME delivered LFL sales growth of 8% and 5%, respectively.
  On an end-use category basis, LFL sales growth was led by double-digit growth in Beverage and high single-digit growth in Savory due to a strong level of new wins based on our technologies.
  Gross margins in the Flavors business increased over the prior year quarter primarily due to modest declines in raw material costs, a strong level of new wins, and an improved mix of business reflecting both new wins and the exit of low-margin sales activities. Starting with the third quarter of 2013, the Company will have substantially completed the exit of low-margin sales activities.
  Flavors segment profit increased 12% to $89.9 million in the second quarter of 2013, up from $80.6 million in the prior year quarter. Segment profit margin increased 170 basis points to 24.0% from 22.3%, as a result of volume growth from new wins combined with the gross margin improvement.

Audio Webcast

A live webcast to discuss the Company's second quarter financial results and full year outlook will be held today, August 6, 2013, at 10:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,800 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations concerning (i) its results, performance and the growth opportunities for the business in 2013; (ii) its ability to drive innovation into its product portfolio; and (iii) its ability to execute on its long-term strategic plan and reach its long-term goals. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2013. The Company wishes to caution readers that certain important factors may affect and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the economic climate for the Company’s industry and demand for the Company’s products; (2) the ability of the Company to successfully implement its restructuring initiative and achieve the estimated savings; (3) fluctuations in the price, quality and availability of raw materials; (4) decline in consumer confidence and spending; (5) changes in consumer preferences; (6) the Company’s ability to predict the short and long-term effects of global economic conditions; (7) movements in interest rates; (8) the effects of any unanticipated costs and construction or start-up delays in the expansion of any of the Company’s facilities; (9) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (10) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (11) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (12) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (13) uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies, including the final assessment for the Company’s Spanish subsidiaries’ 2011 tax return; (14) the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations; (15) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (16) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (17) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; (18) the Company’s ability to quickly and effectively implement its disaster recovery and crisis management plans; and (19) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2013	2012	% Change	2013	2012	% Change

Net sales	$757,635	$721,317	5	$1,485,471	$1,431,933	4
Cost of goods sold	423,649	419,774	1	840,125	844,991	(1)
Gross margin	333,986	301,543	11	645,346	586,942	10
Research and development	64,672	56,400	15	123,774	113,809	9
Selling and administrative	124,813	112,835	11	239,468	218,249	10
Restructuring and other charges	2,105	-		2,105	1,668
Interest expense	12,860	10,613		24,013	21,423
Other income, net	(11,209)	(845)		(12,282)	(1,088)
Pretax income	140,745	122,540	15	268,268	232,881	15
Income taxes	38,423	33,944	13	75,248	63,230	19
Net income	$102,322	$88,596	15	$193,020	$169,651	14

Earnings per share - basic	$1.25	$1.09		$2.36	$2.08
Earnings per share - diluted	$1.24	$1.08		$2.34	$2.06

Average shares outstanding
Basic	81,309	81,095		81,300	80,938
Diluted	82,041	81,782		82,018	81,727

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012
Cash & cash equivalents	$365,897	$324,422
Receivables	541,607	499,443
Inventories	512,784	540,658
Other current assets	213,605	208,164
Total current assets	1,633,893	1,572,687

Property, plant and equipment, net	651,011	654,641
Goodwill and other intangibles, net	699,234	702,270
Other assets	324,783	316,594
Total assets	$3,308,921	$3,246,192

Bank borrowings and overdrafts, and current portion of long-term debt	$100,175	$150,071
Other current liabilities	466,649	479,807
Total current liabilities	566,824	629,878

Long-term debt	932,796	881,104
Non-current liabilities	434,871	482,655

Shareholders' equity	1,374,430	1,252,555
Total liabilities and shareholders' equity	$3,308,921	$3,246,192

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:

Net income	$193,020	$169,651
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	39,807	37,094
Deferred income taxes	4,971	(13,786)
Gain on disposal of assets	(18,021)	(1,525)
Stock-based compensation	14,050	11,272
Pension settlement/curtailment	-	874
Changes in assets and liabilities
Current receivables	(60,753)	(58,035)
Inventories	14,694	(5,643)
Accounts payable	(10,198)	(21,214)
Accruals for incentive compensation	(23,076)	2,019
Other current payables and accrued expenses	13,919	26,523
Changes in other assets/liabilities	(50,370)	(11,864)
Net cash provided by (used in) operating activities	118,043	135,366

Cash flows from investing activities:

Additions to property, plant and equipment	(60,689)	(53,833)
Purchase of insurance contracts	-	(1,035)
Maturities of net investment hedge	626	1,960
Proceeds from termination of life insurance contracts	793	-
Proceeds from disposal of assets	16,467	124
Net cash used in investing activities	(42,803)	(52,784)

Cash flows from financing activities:
Cash dividends paid to shareholders	(27,733)	(50,206)
Net change in revolving credit facility borrowings and overdrafts	(284,061)	(26,034)
Proceeds from long-term debt	297,786	-
Deferred financing costs	(2,786)	-
Proceeds from issuance of stock under stock plans	3,566	5,400
Excess tax benefits on stock-based payments	5,172	6,513
Purchase of treasury stock	(19,174)	-
Net cash (used in) provided by financing activities	(27,230)	(64,327)
Effect of exchange rates changes on cash and cash equivalents	(6,535)	(1,897)
Net change in cash and cash equivalents	41,475	16,358
Cash and cash equivalents at beginning of year	324,422	88,279
Cash and cash equivalents at end of period	$365,897	$104,637

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Sales
Flavors	$374,041	$361,371	$730,401	$711,258
Fragrances	383,594	359,946	755,070	720,675
Consolidated	757,635	721,317	1,485,471	1,431,933

Segment Profit
Flavors	89,919	80,633	172,955	160,313
Fragrances	71,913	63,635	140,270	119,716
Global Expenses	(17,169)	(11,960)	(29,761)	(25,145)
Restructuring and other charges, net	(2,105)	-	(2,105)	(1,668)
Operational improvement initiative costs	(162)	-	(1,360)	-
Operating profit	142,396	132,308	279,999	253,216

Interest Expense	(12,860)	(10,613)	(24,013)	(21,423)
Other income (expense), net	11,209	845	12,282	1,088
Income before taxes	$140,745	$122,540	$268,268	$232,881

Operating Margin
Flavors	24.0%	22.3%	23.7%	22.5%
Fragrances	18.7%	17.7%	18.6%	16.6%
Consolidated	18.8%	18.3%	18.8%	17.7%

International Flavors & Fragrances Inc.
Sales Performance by Region and Category
(Unaudited)

		Second Quarter 2013 vs. 2012
		Percentage Change in Sales by Region of Destination
		Fine &
		Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	13%	-5%	2%	3%	2%	2%

EAME	Reported	12%	3%	-1%	6%	3%	5%
	Local Currency	13%	4%	0%	7%	5%	6%

Latin America	Reported	10%	13%	0%	11%	1%	7%
	Local Currency	14%	16%	1%	14%	3%	10%

Greater Asia	Reported	7%	12%	-16%	7%	6%	7%
	Local Currency	7%	13%	-11%	8%	8%	8%

Total	Reported	11%	6%	-2%	7%	4%	5%
	Local Currency	13%	7%	-1%	8%	5%	6%

		First Six Months 2013 vs. First Six Months 2012
		Percentage Change in Sales by Region of Destination
		Fine &
		Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	3%	-2%	-5%	-1%	-2%	-1%

EAME	Reported	4%	6%	-7%	3%	4%	3%
	Local Currency	4%	6%	-7%	3%	5%	4%

Latin America	Reported	15%	13%	-7%	12%	0%	8%
	Local Currency	19%	14%	-6%	15%	3%	11%

Greater Asia	Reported	9%	12%	-11%	8%	5%	6%
	Local Currency	9%	13%	-7%	9%	7%	8%

Total	Reported	7%	8%	-7%	5%	3%	4%
	Local Currency	8%	8%	-6%	5%	4%	5%

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period.

International Flavors & Fragrances Inc.
Reconciliation of Like-for-Like Sales Growth
(Unaudited)

% Change in Sales for the Three Months Ended June 30, 2013

		Local Currency	Exit of Low-	Like-for-Like
	Reported Sales	Sales Growth	Margin Sales	Sales Growth
	Growth	(1)	Activities	(2)
Total Company	5%	6%	2%	8%

Flavors:
North America	2%	2%	9%	11%
EAME	3%	5%	0%	5%
Latin America	1%	3%	8%	11%
Greater Asia	6%	8%	0%	8%
Total Flavors	4%	5%	3%	8%

% Change in Sales for the Six Months Ended June 30, 2013

		Local Currency	Exit of Low-	Like-for-Like
	Reported Sales	Sales Growth	Margin Sales	Sales Growth
	Growth	(1)	Activities	(2)
Total Company	4%	5%	1%	6%

Flavors:
North America	-2%	-2%	10%	8%
EAME	4%	5%	1%	6%
Latin America	0%	3%	5%	8%
Greater Asia	5%	7%	0%	7%
Total Flavors	3%	4%	3%	7%

(1)	Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period.
(2)	Like-for-like is a non-GAAP metric that excludes the impact of exiting low-margin sales activities and foreign exchange.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter 2013
	Items Impacting Comparability

		Restructuring		Operational
	Reported	and Other		Improvement		Gain on Asset		Adjusted
	(GAAP)	Charges		Initiative Costs		Sale		(Non-GAAP)

Net Sales	757,635			-
Cost of Goods Sold	423,649	(833)	(a)	(162)	(b)
Gross Profit	333,986	833		162
Research and Development	64,672	-		-
Selling and Administrative	124,813	-		-
RSA Expense	189,485	-		-
Restructuring and other charges, net	2,105	(2,105)	(a)	-
Operating Profit	142,396	2,938		162				145,496
Interest Expense	12,860	-		-
Other (Income) expense, net	(11,209)	-		-		16,093	(c)	4,884
Income before taxes	140,745	2,938		162		(16,093)		127,752
Taxes on Income	38,423	1,028		36		(5,633)		33,854
Net Income	102,322	1,910		126		(10,460)		93,898

Earnings per share - diluted	$1.24	$0.02		$0.00		($0.13)		$1.14	(d)
(a)	Costs related to the Fragrance Ingredients Rationalization
(b)	Related to plant closing in Europe and partial closing in Asia
(c)	Represents a gain on sale of a non-operating asset
(d)	The sum of these items do not foot due to rounding

Second Quarter 2012:

In the second quarter of 2012 there were no items impacting comparability.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter Year-to-Date 2013
	Items Impacting Comparability

		Restructuring		Operational
	Reported	and Other		Improvement		Spanish Tax		Gain on Asset		Adjusted
	(GAAP)	Charges		Initiative Costs		Charge		Sale		(Non-GAAP)

Net Sales	1,485,471	-				-
Cost of Goods Sold	840,125	(833)	(a)	(1,360)	(b)	-
Gross Profit	645,346	833		1,360		-
Research and Development	123,774	-				-
Selling and Administrative	239,468	-				-
RSA Expense	363,242	-				-
Restructuring and other charges, net	2,105	(2,105)	(a)			-
Operating Profit	279,999	2,938		1,360		-				284,297
Interest Expense	24,013	-				-
Other (Income) expense, net	(12,282)	-				-		16,093	(d)	3,811
Income before taxes	268,268	2,938		1,360		-		(16,093)		256,473
Taxes on Income	75,248	1,029		315		(6,230)	(c)	(5,633)		64,729
Net Income	193,020	1,909		1,045		6,230		(10,460)		191,744

Earnings per share - diluted	$2.34	$0.02		$0.01		$0.08		($0.13)		$2.32
(a)	Costs related to the Fragrance Ingredients Rationalization
(b)	Related to plant closing in Europe and partial closing in Asia
(c)	Spanish tax charge related to the 2002-2003 ruling
(d)	Represents a gain on sale of a non-operating asset

	Second Quarter Year-to-Date 2012
	Items Impacting Comparability

			Restructuring
	Reported		and Other		Adjusted
	(GAAP)		Charges		(Non-GAAP)

Net Sales	1,431,933		-
Cost of Goods Sold	844,991		-
Gross Profit	586,942		-
Research and Development	113,809		-
Selling and Administrative	218,249
RSA Expense	332,058
Restructuring and other charges, net	1,668		(1,668)	(a)
Operating Profit	253,216		1,668		254,884
Interest Expense	21,423		-
Other (income) expense, net	(1,088)		-
Income before taxes	232,881		1,668		234,549
Taxes on Income	63,230		621		63,851
Net Income	169,651		1,047		170,698

Earnings per share - diluted	$2.06	(b)	$0.01	(b)	$2.08

(a) Related to the restructuring program announced in Q1 2012
(b) The sum of these items do not foot due to rounding

CONTACT:
International Flavors & Fragrances Inc.
Shelley Young, 212-708-7271
Director, Investor Relations